Exhibit 99.1

By Electronic Delivery to: mguerin@onconova.us

October 12, 2018

Mr. Mark Guerin

Chief Financial Officer

Onconova Therapeutics, Inc.

375 Pheasant Run

Newtown, PA 18940

Re:                             Onconova Therapeutics, Inc. (the “Company”)
Nasdaq Symbol:  ONTX

Dear Mr. Guerin:

On  May 7,  2018,  Staff  notified  the  Company that  its  common  stock  failed  to  maintain  a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market.  Since then, Staff has determined that for the last 10 consecutive business days, from September 26, 2018 to October 9, 2018, the closing bid price of the Company’s common stock has been at $1.00 per share or greater.  Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and this matter is now closed.

If you have any questions, please contact me at +1 301 978 8368.

Sincerely,

Kathryn A. Warcholak

Listing Analyst

Nasdaq Listing Qualifications